BAZI® CLOSES $500,000 PRIVATE PLACEMENT

Signs Purchase Agreement with Lincoln Park Capital

DENVER, CO. – (PR NEWSWIRE) – June 23, 2011 – BAZI International, Inc. (OTCBB: BAZI) announced today it has closed on a $500,000 equity placement transaction.  The $500,000 capital was raised through the issuance of 5,000,000 units at a price at $.10 per share each unit consisting of one common share and a warrant to purchase one share of common stock exercisable at $0.25 per share.  Concurrently, the Company entered into an equity purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor, whereby LPC has committed to purchase, at Bazi’s (“the Company”) sole discretion, up to $10 million of common stock of the Company.

 “The financing provides the additional capital necessary to continue operations while the Company executes a larger financing,” said Kevin Sherman, CEO, BAZI, further “The agreement with LPC, a forward-thinking institutional investor, provides the Company with flexibility in financing the execution of its business plan ,” said Kevin Sherman, CEO, Bazi. “While we are under no obligation to utilize the facility, it provides the Company with the ability to have financial security to capitalize on the numerous relationships the Company has built over the past six months to distribute BAZI.”

Under the agreement with LPC, and subject to certain conditions and at the Company’s sole discretion, LPC has committed to invest up to $10 million in the Company’s common stock over a 36-month period.  The Company is required to file a registration statement with the U.S. Securities and Exchange Commission covering the sale of the shares that may be issued to LPC.  Once the registration statement is effective, LPC is obligated to make purchases as the Company directs in accordance with the purchase agreement, which may be terminated by the Company at any time, without cost or penalty.  Sales of shares will be made in specified amounts and at prices that are based upon the market prices of the Company’s common stock immediately preceding the sales to LPC, without any fixed discount.

A more detailed description of the agreement with LPC is set forth in the Company’s Current Report on Form 8-K recently filed with the SEC which the Company encourages be reviewed carefully.

About Lincoln Park Capital ("LPC")

LPC is an institutional investor headquartered in Chicago, Illinois. LPC's experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, energy and technology. LPC's investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.LincolnParkCapital.com.

ABOUT BAZI®

BAZI International, Inc. is a provider of healthy energy shots designed to help enhance physical health and overall performance.  BAZI® is a concentrated energy shot with eight super fruits, including jujube, acai, mangosteen, goji, pomegranate, blueberry, raspberry and seabuckthorn, plus a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting 2 ounce shot.  BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes.  For more information about BAZI®, please visit www.drinkBAZI.com.

Forward-Looking Statement:

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to BAZI

International, Inc. are intended to identify such forward-looking statements.   Statements  in this release that are forward  looking  involve known and unknown risks and  uncertainties,  which  may cause  the Company's  actual  results  in future periods  to be  materially  different  from any future  performance  that may be suggested in this news  release.  Such factors may include, but are not limited to: the ability to of the Company to continue as a going concern given its deteriorating cash position; the Company's need to raise additional capital, and whether that capital is available on acceptable terms, if at all; and the Company's ability to achieve positive cash flow given the Company's existing and anticipated operating and other costs, and current sales trends.  Many of these risks and uncertainties are beyond The Company's control.  Reference  is  made  to  the discussion of risk factors  detailed in The Company's  filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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